June 19, 2024

Dear Jennifer,
On behalf of the management team and employees of Commvault Systems, Inc., it gives me great pleasure to extend the following offer of full-time employment (the “Offer”) to you as Chief Financial Officer, CFO reporting to Sanjay Mirchandani, CEO.
Base Salary
Your annual base salary will be $450,000.00 USD per year, paid in accordance with the Company’s standard payroll schedule.
Variable Compensation
In addition to your base salary, you will be eligible for a variable compensation award, paid annually, based on attainment of various objectives as identified by Management. The annual target variable compensation amount will be 70% of your annual base salary. Your actual amount, if any, may be greater or less than the target amount based on actual level of attainment of those objectives. Additionally, your variable amount, if any, will be prorated to your hire date during your first fiscal year of employment.

Equity Grant Program

As additional incentive for you to join Commvault and achieve certain milestones within your functional area which significantly contribute to the success of the Company, Commvault will grant you the following equity awards:

•Restricted Stock Unit (RSU) grants of the Company’s common stock valued at (i) approximately $2,000,000 vesting over a three-year period, 33.3% after the first year and 8.3% quarterly thereafter; and (ii) approximately $2,000,000 USD vesting over a one-year period.

•Performance Share Unit (PSU) grants of the Company's common stock valued at (i) approximately $1,000,000 USD aligned to Commvault’s Total Shareholder Return (TSR). The number of shares you receive will be determined based on cumulative CVLT performance relative to the Russell 3000 index, on the 12th, 24th, and 36th month after the award date. At each anniversary, 33.3% of target shares are multiplied by the award factor as outlined under the plan; and (ii) approximately $1,000,000 USD aligned to the performance against the FY 25 financial PSU objective. The number of shares determined based on cumulative CVLT performance for FY25 based upon 100% Total ARR and multiplied by the award factor as outlined under the plan. This award will also vest over a three-year period, 33.3% after the first year and 8.3% quarterly thereafter.

Start Date
We anticipate your start date to be on or about August 12, 2024. This start date is contingent upon completion of a favorable background screen and reference checks.

Insurance Coverage and Other Benefits

Commvault provides a comprehensive benefits package to all eligible employees. You will have the option to participate in various benefits immediately upon employment. You can view detailed benefit information on Your Benefits Resource at https://benefits.commvault.com. If you have questions, please contact benefits@commvault.com. You’ll also be eligible for financial planning and tax planning services through Ayco.

Compliance Agreements, Background Screen & Immigration Reform & Control Act
A condition of employment with Commvault is that you sign and abide by the Company’s “Corporate Compliance Program Agreement,” which includes our Non-Compete/Non-Solicitation Agreement. The Compliance Agreement is attached for your review and signature. By accepting this offer, you also understand that you will be required, as an employee of Commvault, to agree (in writing) on your first day of employment and abide by Commvault’s policies and practices which include but are not limited to the Anti-Discrimination and Anti-Harassment Policy, Equal Employment Opportunity Policy, Code of Business Ethics and Conduct Policy, Electronic Communications Policy and Equipment Return Agreement. If you would like to review these policies prior to accepting this offer, please contact your Recruiter.

The Immigration Reform and Control Act requires that Commvault, like all employers, verify the employment authorization of every employee hired in order to determine if the individual is legally authorized to work in the United States. The verification process requires that all new employees complete and sign an Employment Eligibility Verification Form certifying United States citizenship or authorization to work in the United States. It also requires Employers to examine specific documents that the employee must provide within three (3) days of the effective date of employment. You will be required to provide such documentation as part of your employment.

Please understand that the details contained in this offer are strictly confidential and should be regarded as such. Also, be aware that this offer of employment is not a contract and that your employment is “at will” and contingent upon a favorable background screen. Please be advised, this offer is valid for a period of three (3) business days, after which time, unless we agree in writing to an extension, the offer letter will become null and void.

Jennifer, all of us at Commvault are truly excited about the opportunity to have you join us. We believe you will be a strong contributor to the growth and success of the Commvault team. Please accept our offer and confirm your start date by signing where indicated and return as soon as possible.

We look forward to working with you!

Sincerely,
Martha Delehanty
Chief People Officer, Human Resources – Commvault Systems Inc,
Accepted:
/s/ Jennifer DiRico Estimated Date of Hire: August 12, 2024
Jennifer DiRico

CORPORATE COMPLIANCE PROGRAM CERTIFICATION
In consideration of my employment with Commvault Systems, Inc., or one of its subsidiaries or affiliates, (hereinafter the “Company”), the undersigned hereby acknowledges and certifies that:
•    I understand that the Agreements and Policies of the Corporate Compliance Program apply to my activities as an employee of the Company.
•    I have read the Commvault Systems, Inc. Corporate Compliance Agreement (invention, confidentiality, noncompetition, non-solicitation and ethics agreements) and I have had an opportunity to review and to ask questions about this Agreement.
•    I understand as a Commvault employee, on my first day of employment, I will be required to agree to, in writing, and abide by Commvault’s policies and practices which include but are not limited to Anti-Discrimination and Anti- Harassment Policy, Equal Employment Opportunity Policy, Code of Business Ethics and Conduct Policy, Electronic Communications Policy and Equipment Return Agreement. I understand my obligations under, and will agree to comply with, these Agreements and Policies.
•    I agree to notify Human Resources immediately if I become aware of violations by other persons of any of these Agreements or Policies.
•    Any knowledge I currently have of violations by other persons of the Commvault Systems, Inc. Corporate Compliance Agreement, Anti-Discrimination and Anti-Harassment Policy, or Equal Employment Opportunity Policy is set forth below.

Signature /s/ Jennifer DiRico

Name Jennifer DiRico

Date Jun 21, 2024
Disclosures:
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Annexure

You will receive your grants during our normal monthly grant cycle on August 15, 2024, and the number of shares granted will be based upon the closing share price as of July 31, 2024, subject to the executive equity program and Board review.
You will be eligible for an annual equity grant May 15, 2025, subject to the executive equity program and Board review. All equity grants will be subject to the Company’s equity plan and agreements.
Restricted Stock Unit (RSU)
Restricted stock units are the promise of shares of Commvault common stock in the future once the units are vested. They are “restricted” because you will not receive actual shares until the vesting requirements are met and the shares are distributed to you. The value you ultimately receive from your restricted stock units depends on the future value of Commvault stock. There is always value to your award because it is based on underlying shares of Commvault stock. The value of each share is the fair market value of Commvault stock. If Commvault’s stock price increases from the time RSUs are granted, you benefit from the growing value of your award.
Stock Grant & Vesting
Commvault processes new hire grants monthly. This monthly grant process is usually effective on the 15th of the month and it covers the stock grants from the preceding month. The effective date may vary due to weekend, public holidays etc. For the actual grant calculation, we use the closing price of the stock as on the last date of the preceding month.
Example: If an employee joined on April 7th, 2020. The grants will be processed in the month of May effective May 15, 2020. The closing price of the stock will be considered as on April 30, 2020 for actual grant calculation purposes.
Vested RSUs are automatically converted into stock which is released to you through your E*Trade account. E*Trade will notify you via e-mail approximately 30 days before your vesting occurs. Because the stock you receive has immediate cash value, depending on the country we may be obligated to withhold payroll taxes on your gain as ordinary income. If this is the case, in order to satisfy this tax obligation, Commvault will deliver shares to you using the “sell-to-cover” method. Under this method, Commvault will sell some of your vested shares to pay the required tax.
The following is an example of the “sell-to-cover” transaction:
Assume a total of 100 shares have vested and are ready for delivery to you. Assume a 35% required tax withholding rate (will vary per individual’s tax rate).
Net shares delivered to you = 65 shares (100 shares x [100% – 35% withholding rate])
Once the net shares have been deposited to your E*Trade account, you will have full ownership rights over the shares. You may hold them or sell them via E*Trade. Please see your RSU agreement/offer letter clause for details of the vesting schedule for you RSU grant.

CORPORATE COMPLIANCE AGREEMENT
EMPLOYEE INVENTION, CONFIDENTIALITY, NON-COMPETITION, NONSOLICITATION AND ETHICS AGREEMENT
THIS AGREEMENT is made between me, the undersigned, and Commvault Systems, Inc. and on behalf of Commvault Systems, Inc., its affiliated companies as they exist from time to time, its duly authorized officers, agents, legal representatives, and assigns (hereafter referred to collectively as "Commvault"), and in consideration of my employment by Commvault and in consideration for the compensation to be paid to me in connection with this employment:
1.    DUTIES. I shall render faithful and efficient services to Commvault and perform exclusively for Commvault such duties as may be designated by Commvault from time to time, which may include the functions of inventing, discovering and developing new and novel devices, methods, and principles relating to the business, research, and development of Commvault.
2.    WORK FOR HIRE. All Inventions, notes, memorandum, deliverables, and other materials created in the course of my employment by Commvault, are the property of Commvault and shall be deemed a “work for hire” as defined in the Copyright Act. To the extent that title to any such works may not, by operation of law, vest in Commvault or such works may not be considered works made for hire, all right, title and interest therein are irrevocably assigned to Commvault in accordance with Section 4, below.
3.    DISCLOSURE OF INVENTIONS. I shall promptly disclose to Commvault in writing all inventions (including, but not limited to, new contributions, concepts, ideas, developments, discoveries, processes, formulas, methods, compositions, techniques, technology, articles, machines, and improvements), all original works of authorship (to the extent not Work for Hire) and all related know-how (collectively the "Inventions"), whether or not patentable, copyrightable or protectable as trade secrets, conceived or made by me, alone or with others, during the period of my employment with Commvault and, in the case of clauses (b) and (c) below, during the period of my employment by Commvault and at any time after I cease to be employed by Commvault for whatever reason, which (a) relate in any manner to the actual or anticipated business, research, or development of Commvault, (b) are developed using equipment, supplies, facilities, trade secret or confidential information of Commvault, or (c) result from work performed by me or work supervised by me for Commvault.
4.    ASSIGNMENT OF INVENTIONS (the “Assignment”). I hereby presently and irrevocably assign to Commvault the entire right, title, and interest throughout the world in and to any intellectual property rights such as, but not limited to, trademarks, copyright rights, copyrightable subject matter, know-how, trade secrets, copyright registrations, reproduction rights, and waive any and all moral rights under 17 U.S.C. § 106A or otherwise. Further, I hereby presently and irrevocably assign to Commvault the entire right, title, and interest throughout the world in and to the following (collectively, the “Assigned Patent Rights”):
(a)    the Inventions and any related patent application(s);
(b)    all provisional patent applications relating to the Inventions and patent application(s);
(c)    all patent applications claiming direct or indirect priority to the patent application(s) and/or any patents issuing from the patent application(s) that have been or may be filed or issued in the future, including divisions, continuations, and continuations-in-part;
(d)    all patents that may be granted on any of the foregoing in clauses (a) through (c);
(e)    all rights of priority under United States law and International Conventions relating to any of the foregoing in clauses (a) through (d);
(f)    all reissues, reexaminations, inter parties reviews, post-grant reviews, covered business method patent reviews, supplemental examinations, renewals, substitutes, and extensions of any of the foregoing in clauses (a) through (e);

(g)    the right to file foreign and United States applications on the Invention(s), including filing directly in the name of Commvault; and
(h)    all past, present, and future: claims, causes of action, and enforcement rights for infringement or violation of any of the foregoing in clauses (a) through (f), including the right to sue and collect damages, royalties, and other remedies.
I hereby authorize and request the Commissioner of Patents of the United States, and any official of any country, whose duty it is to issue patents on applications, to issue all patents subject to this Assignment to Commvault. I represent that I have not previously assigned or licensed, or promised to assign or license, the Assigned Patent Rights to anyone other than Commvault, or taken any other action that conflicts with this Assignment or grants any immunities or rights under the Assigned Patent Rights to anyone other than Commvault. I acknowledge that I have been and/or shall have been fully compensated under the terms of the present Agreement and am not entitled to any future compensation or other remuneration for the Assigned Patent Rights. I agree to communicate any facts known about the Invention(s) and promptly provide to Commvault any tangible property embodying or describing the Invention(s), which, if not presently in Commvault’s possession, will be delivered to Commvault immediately upon creation thereof. I agree to sign all documents and do such additional acts as Commvault deems reasonably necessary or desirable to file, prosecute, perfect, defend, and enforce the Assigned Patent Rights, including:
(a)    assisting in the preparation of and authorizing the filing of any other applications relating to the
Assigned Patent Rights and any improvements made thereto by Assignor;
(b)    executing and making all rightful oaths, declarations, and affirmations relating to the Assigned Patent
Rights; and
(c)    assisting (including by giving of testimony) in any litigation, interference, derivation, inter partes review, post-grant review, covered business method patent review, supplemental examination, ex parte reexamination, and any other pre-issuance or post-issuance proceedings in any jurisdiction relating to the Assigned Patent Rights.
I will not in the future make any commitments or do any act conflicting with or impairing the Assigned Patent Rights, including, without limitation, raising any controversy, contesting, or challenging, either directly or indirectly, the validity, enforceability, or alleged infringement of any Assigned Patent Rights or assisting any third party in doing so, serving as an expert, a witness, or as a consultant in any cause of action or for any third party that is adverse to the Assigned Patent Rights, or providing a written opinion, or any other written work product, in any cause of action or for any third party that is adverse to the Assigned Patent Rights. I acknowledge that there may be no adequate remedy at law for my breach of the terms set forth herein, and accordingly, I grant to Commvault in addition to the right to seek monetary damages, the right to have any such breach remedied by equitable relief including, but not limited to, a temporary restraining order, preliminary injunction, permanent injunction, and such other alternative relief as may be appropriate without the necessity of Commvault posting any bond or proving any damages.
My obligation to assist Commvault in obtaining, defending, and enforcing the Assigned Patent Rights shall continue beyond the termination of employment by Commvault for whatever reason, but Commvault shall compensate me at a reasonable rate after the termination of employment for time actually spent at Commvault’s request providing such assistance. I hereby irrevocably designate and appoint Commvault as my duly authorized agent and attorneyin-fact to act for and in Assignor’s behalf to execute and file any document and to do all other lawfully permitted acts to further the prosecution, defense, and enforcement of the Assigned Patent Rights with the same legal force and effect as if executed by Assignor.
No amendment to this Assignment shall be valid unless signed in writing by the party to be bound. No course of conduct or dealing by Commvault will act as an amendment, modification, or waiver of any provision of this
Assignment. This Assignment is enforceable by and inures to the benefit of Commvault and its successors and assigns.

5.    COMMVAULT CONFIDENTIAL INFORMATION. Because of my employment by
Commvault, I will have access to and will learn confidential and proprietary information and information which has not been made public concerning Commvault’s business including but not limited to techniques, know-how, or other information of a confidential nature concerning Commvault’s experimental and development work, trade secrets, procedures, business matters or affairs, including, but not limited to, information relating to inventions, disclosures, processes, systems, methods, formulas, patents, patent applications, machinery, materials, research activities and plans, grant proposals, costs of production, contract forms, prices, business plans, strategies, competitive strengths and weaknesses, volume of sales, promotional methods, and lists of names or classes of customers, as well as information of a confidential nature received from Commvault’s customers, employees, joint venturers, collaborators, independent contractors and the like and information developed solely or jointly by me, included in connection with Inventions ("Commvault Confidential Information"). Information shall, for purposes of this Agreement, be considered to be confidential if not known by the trade generally, even though such information has been disclosed to one or more third parties pursuant to distribution agreements, joint research agreements, other agreements or collaborations entered into by Commvault.
6.    PROTECTION OF COMMVAULT CONFIDENTIAL INFORMATION. I shall at all times use my best efforts and exercise utmost diligence to protect and guard Commvault Confidential Information. I will not use Commvault Confidential Information for personal gain or for any purpose outside of my employment by Commvault or disclose any such information to any person or entity either during or subsequent to my employment, without Commvault’s prior written consent, except to such an extent as may be necessary in the ordinary course of performing my duties as an employee of Commvault; provided, however that nothing in this Agreement is intended to prohibit me from reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal law or regulation and this Agreement should be interpreted consistent with this intent. Further, I hereby acknowledge that Commvault has informed me, in accordance with 18 U.S.C. § 1833(b), that I may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure (a) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I also further represent and acknowledge that I have received, read, agree to, and will abide by all provisions, terms, and conditions of the Commvault Confidential Information Policy current as of this date, a copy of which is hereby incorporated by reference in its entirety in this Agreement.
7.    USE OF COMMVAULT CONFIDENTIAL INFORMATION. I shall not, for my own account or as an officer, member, employee, consultant, representative, or advisor of another, during my employment with Commvault or at any time thereafter for any reason whatsoever, engage in or contribute my knowledge to engineering, development, manufacture, research, business analysis or sales relating to any product, equipment, process, or material that involve or relate to Commvault Confidential Information, without the written permission of Commvault. However, the foregoing provision shall not prohibit me from engaging in any work at any time after leaving the employ of Commvault, provided, that Commvault Confidential Information is not involved in such work and I am not in violation of any other term of this Agreement or any other agreement entered into between me and Commvault. The provisions of this Section 7 shall not be construed as limiting to any extent my continuing obligations pursuant to the provisions in Section 6.
8.    IMPROPER USE OR DISCLOSURE OF CONFIDENTIAL INFORMATION. I shall not, during my employment with Commvault, or at any time thereafter, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity and I will not possess or bring onto the premises of Commvault any such proprietary information without the prior written consent of such employer, person or entity.

9.    OTHER RESTRICTIONS ON EMPLOYEE. I represent that there are no other agreements or requirements to assign any invention or discovery conceived or made by me, alone or with others, unless I have so indicated at the end of this Agreement.
10.    DISCLOSURE OF INVENTIONS. I represent that I have listed and described in detail at the end of this Agreement all inventions, if any, patented and unpatented, which I conceived or made prior to my employment by Commvault. Any invention not so listed and described shall be presumed to have been made during my employment by Commvault.
11.    RETURN OF COMMVAULT COMPANY INFORMATION. Upon termination of my employment with Commvault for any reason, I shall disclose and provide to Commvault all originals and all copies which are in my possession or under my control, of all notes, memoranda, records, reports, drawings, blueprints, codes, programs, software, manuals, materials and data of any nature which are the property of Commvault, and every item in my possession or under my control which contains any Commvault Confidential Information.
12.    USE OF COMPANY PROPERTY. In accordance with the current Electronic Communications
Policy, a copy of which is hereby incorporated by reference in its entirety in this Agreement, I agree and acknowledge that I have no expectation of privacy for any use of email, voicemail or other Company-provided Technology Resources (as defined in the Electronic Communications Policy).
13.    NON-COMPETITION AND NON-SOLICITATION. I acknowledge that because my knowledge of the Commvault Confidential Information and the personal contacts with the customers and employees of Commvault acquired by me during my employment, Commvault would be irreparably damaged should I, in any manner or form, enter into any form of competition with Commvault. I, therefore agree that at all times during my employment and for a period of six (6) months thereafter, I will not directly or indirectly, in any individual or representative capacity, carry on, engage or participate in any data management software, service or software-as-a-service business in any manner whatsoever in any geographic region or area in which I performed services for Commvault and/or on or for any customer account for which I performed services for Commvault, except as expressly provided for in this Agreement, or as may hereafter be expressly agreed to in writing by Commvault. Notwithstanding the foregoing, the restrictions on competition set forth herein are limited in application to the extent necessary to comply with applicable law and, in the case of any employee who is hired to act as legal counsel, as necessary to comply with the applicable rules of legal ethics. Further, I agree to not directly or indirectly hire, seek to hire, or refer for other employment any current employee of Commvault nor will I, in any manner or capacity, directly or indirectly: divert or attempt to divert from Commvault, through any means whatsoever, any business or customers of Commvault, during the twelve (12) month period following my termination of employment. The phrase “carry on, engage or participate in any business that is in competition in any manner whatsoever with the business of Commvault” shall include, but not be limited to, the doing by you or by any person, firm, corporation, association or other entity that directly or indirectly, through one or more intermediaries, is controlled by, or is under common control with, or controls you, of any of the following acts other than as related to your services to Commvault pursuant to your employment with Commvault: carrying on, engaging in or participating in any such business as a principal, for your own account or solely, or jointly with others as a partner (general or limited), joint venturer, shareholder or holder of any equity security of any other corporation or entity, or as a consultant, contractor, or subcontractor or agent of or for any person, firm, corporation, association, or other entity or through any agency or by any other means whatsoever; or utilizing for your own benefit, or making available to any person, firm, corporation, association or other entity, any confidential or proprietary proposals, financial statements, governmental filings, cost data, business plans or correspondence relating to such information, or other Commvault Confidential Information. I acknowledge and agree that, in light of the nature of the business of Commvault, the foregoing activity and time period restrictions are reasonable and properly required for the adequate protection of Commvault, and that, in the event any such activity or time period restriction is deemed to be unreasonable or unenforceable by a court of competent jurisdiction, then I agree to submit to the reduction of such activity or time period restriction to the extent necessary to enable the court to enforce such restrictions to the fullest extent permitted under applicable law.

It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied by any jurisdiction where enforcement is sought.
14.    ETHICS. I understand and agree at all times to: (a) follow the policies and guidelines of Commvault, as set forth by Commvault from time to time; (b) represent Commvault in a professional manner exhibiting appropriate behavior consistent with the highest ethical standards; (c) not publicly make any disparaging comment or statement (written or oral) about Commvault, including but not limited to disparaging emails, “blogs”, websites, electronic message boards or similar media; (d) comply with all applicable federal, state, and local laws, ordinances, regulations and codes, including all Security and Exchange Commission laws and regulations; and, (e) to apply for national security or other governmental clearance, if requested by Commvault.
15.    GENERAL
A.    I understand and agree that the restrictions of this Agreement are limited only to those restrictions necessary for the adequate and legitimate protection of Commvault. Each paragraph and subparagraph of this document is separate from each other and constitutes a separate and distinctive covenant. In the event any limitation hereunder is deemed to be unreasonable by a court of competent jurisdiction, then I agree to submit to the reduction of such limitation as the court shall deem reasonable. In the event that I am in violation of any limitation herein, then the time limitation shall be extended for a period of time equal to the period of time during which such breach should occur.
B.    I understand that nothing in this Agreement shall confer upon me any right to continue in the employ of Commvault for any definite period of time. I understand and acknowledge that nothing in this Agreement shall alter the “at-will” status of my employment with Commvault. I understand that the restrictions contained in this Agreement shall survive the termination of my employment with Commvault for any reason.
C.    I certify that I have not entered into, and I agree to not enter into any agreement, either written or oral, in conflict with this Agreement.
D.    I hereby authorize Commvault to notify others, including, without limitation, customers of Commvault and my future employers, of the terms of this Agreement and my responsibilities hereunder.
E.    This Agreement shall be governed by the laws of the State of New Jersey, without regard to New Jersey choice of law principles, and adjudicated in the courts located in the State of New Jersey. Each paragraph and subparagraph shall be independent and separable from all other paragraphs and subparagraphs, and the invalidity of a paragraph and subparagraph shall not affect the enforceability of any of the other paragraphs and subparagraphs. For purposes of this Agreement, the “business of Commvault” shall include the business of any corporation, firm, or partnership, directly or indirectly, controlled by, controlling, or under common control with Commvault or any partner or joint venturer of Commvault. For any violation of this Agreement, a restraining order and/or an injunction may be issued against me in addition to any other rights Commvault may have under applicable law. In the event any party to this Agreement is successful in any suit or proceeding brought or instituted with respect to this Agreement or to enforce the Agreement, the prevailing party will be paid by the losing party, in addition to other costs and damages, reasonable attorney's fees and costs.
F.    This Agreement shall be effective during the period of my employment by Commvault and for any periods thereafter as set forth herein, inure to the benefit of any successor or assignee of Commvault, and be binding upon my heirs, administrators, and representatives.

I acknowledge that I am entering into this Agreement knowingly and voluntarily, and that I have had an opportunity to review it with counsel of my choosing.

Employee Signature

/s/ Jennifer DiRico
Jennifer DiRico
Dated: Jun 21, 2024

Per Sections 9 and 10, please list any patents or patent applications where you are a named inventor. Please also list and summarize any projects you are involved in related to information management software or data storage technologies. A member of Commvault's legal team will review your response for potential conflicts and may contact you to request additional information as necessary.